Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the New Alternatives Fund, Inc. Such reference is included in the April 30, 2007 Statement of Additional Information under the caption “Independent Registered Public Accounting Firm”.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

April 25, 2007